EXHIBIT 15.2

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China
Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

To: iQIYI, Inc.

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

March 27, 2025

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Item 3. Key Information,” “Item 4.C. Information on the Company—Organizational Structure,” “Item 6.E. Directors, Senior Management and Employees—Share Ownership—Enforceability of Civil Liabilities” and “Item 10.E. Additional Information—Taxation” in iQIYI, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of March 2025, and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-225165) pertaining to iQIYI, Inc.’s 2010 Equity Incentive Plan and 2017 Share Incentive Plan, and the Registration Statement (Form S-8 No. 333-263891) pertaining to iQIYI, Inc.’s 2010 Equity Incentive Plan and 2021 Share Incentive Plan, as well as the Registration Statement (Form S-8 No. 333-280254) pertaining to iQIYI, Inc.’s 2024 Share Incentive Plan of the summary of our opinion under the heading “Item 3. Key Information,” “Item 4.C. Information on the Company—Organizational Structure,” “Item 6.E. Directors, Senior Management and Employees—Share Ownership—Enforceability of Civil Liabilities” and “Item 10.E. Additional Information—Taxation” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng